Exhibit 10.14
Summary of Trecora Resources Annual Bonus Program
Trecora Resources (the “Company”) maintains a performance-based annual cash bonus program (the “Bonus Program”) for its executive employees.
Eligibility. The Company’s Compensation Committee determines which Company employees are eligible to participate in the Bonus Program and the target annual cash bonus for each eligible participant. The Bonus Program is generally available to the Company’s executive officers, including its named executive officers, as determined at the sole discretion of the Compensation Committee.
Design. The Compensation Committee assigns each participant in the Bonus Program a target annual cash bonus.
Participants may earn any annual cash bonus under the Bonus Program based on the satisfaction of predetermined performance goals for (i) Adjusted EBITDA, (ii) Environment, Health and Safety (“EHS”), and (iii) annual controllable cost budget (“Budget”).
The Adjusted EBITDA component of the annual cash bonus represents 60% of the total achievable annual cash bonus. The EHS component of the annual cash bonus represents 20% of the total achievable bonus and is based on the Company’s Total-Reportable Incident Rate. The Budget component of the annual cash bonus represents 20% of the total achievable annual cash bonus.
The Compensation Committee sets threshold, target and maximum performance goals for the Adjusted EBITDA, EHS and Budget performance metrics each year. If the threshold performance goal for a performance metric is not satisfied, then that component of the annual cash bonus is 0. Annual bonuses are interpolated between threshold and target and between target and maximum for each component of the annual cash bonus.
Vesting. In addition to satisfying the applicable performance metrics for the performance year, participants must generally be employed on the date that any annual cash bonus is paid to be eligible for any payment.
Payment Date. Payment of any annual cash bonus will be paid as soon as administratively practicable following the Compensation Committee’s review and certification of the extent to which, if at all, the performance metrics have been met for the prior performance period.
Administration. The Compensation Committee has the full authority to administer the Bonus Program and has the sole discretion to design, implement and interpret the Bonus Program’s provisions. The Bonus Program is an unwritten, discretionary and performance based program.
The Company’s Chief Executive Officer has discretion to reduce individual annual cash bonuses payable to other named executive officers by 20% based on the Chief Executive Officer’s personal assessment of their individual performance.